Exhibit 10.1

1470-1530 Doolittle Drive
SAN LEANDRO, CALIFORNIA

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

between

SIMPSON MANUFACTURING CO., INC., a Delaware corporation

AS SELLER,

and

OAKLAND LAND COMPANY, LLC,

AS PURCHASER

June 5, 2007

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made as of the 5th day of June, 2007 (the “Effective Date”), by and between SIMPSON MANUFACTURING CO., INC., a Delaware corporation (“Seller”), and OAKLAND LAND COMPANY, LLC, a California limited liability company or approved assignee (jointly and severally, “Purchaser”) with reference to the following facts.

A.            Seller owns the parcel of real property and improvements located at 1470, 1500 and 1530 Doolittle Drive, San Leandro, California consisting of Parcel Numbers 77A 680 2-03, 77A 680 2-08,77A 680 2-10, 77A 680 2-12, 77A 680 2-07 and 77A 680 2-11.

B.            Seller has agreed to sell to Purchaser and Purchaser has agreed to buy from Seller the Property described in this Agreement in accordance with and upon satisfaction of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1           Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a)           that certain tract or parcel of Real Property situated in the City of San Leandro, California more particularly described in Exhibit A attached hereto and made a part hereof, consisting of approximately 10.41 acres together with all improvements, rights, privileges, easements and appurtenances pertaining to such property, including all right, title and interest of Seller in and to adjacent streets, or rights-of-way (the “Real Property”);

(b)           All buildings, structures, improvements and fixtures located on the Real Property consisting of approximately 184,251 square feet of those certain buildings, and all apparatus, equipment and appliances incorporated therein, such as heating and air-conditioning systems, facilities used to provide any utility service, ventilation or other services thereto, parking lots, landscaping and roadways (collectively, “Improvements”);

(c)           any and all of Seller’s right, title and interest in and to all tangible personal property located upon the Real Property (the “Personal Property”); and,

(d)           any and all of Seller’s right, title and interest in and to (i) all assignable permits, licenses, approvals, and entitlements issued by any governmental authority in connection with the Real Property and (ii) all assignable plans and specifications pertaining to the Real Property or the Personal Property (collectively, the “Intangibles”).

1.2           Property Defined. The Real Property, the Improvements, the Personal Property and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3           Purchase Price. The purchase price for the Property shall be the amount of $13,500,000.00 (the “Purchase Price”).

1.4           Payment of Purchase Price. Purchaser shall deposit the Purchase Price, as increased or decreased by prorations and adjustments as herein provided to Title Company as more particularly set forth in Section 4.3.

1.5           Deposit.

(a)           On the Effective Date, Purchaser shall deposit into Escrow with First American Title Insurance Company (the “Title Company”), having its office at 1850 Mt. Diablo Blvd., Suite 300, Walnut Creek, California, 94596, Attn: Teri Dashwood (the “Title Company”) in immediately available funds the sum of $100,000.00 (the “Deposit”). The Deposit shall be held in an interest bearing account approved by Purchaser and Seller. The Deposit shall be refundable to Purchaser if Purchaser terminates this Agreement pursuant to Sections 2 or 3.

(b)           After the expiration of the later of the Title Inspection Period (as hereinafter defined) and the Inspection Period (as hereinafter defined) (such later date, the “Approval Date”), the Deposit shall become non-refundable; provided, however, that the Deposit shall be refundable to Purchaser if this Agreement is terminated pursuant to a specific provision of this Agreement which provides that the Deposit is to be returned to Purchaser under such circumstances.

(c)           The Title Company shall hold the Deposit in an interest-bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest on such sum shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit and all accrued interest shall be applied or distributed in accordance with the terms of this Agreement.

1.6           Deposit as Liquidated Damages. FROM AND AFTER THE EXPIRATION OF THE APPROVAL DATE, EXCEPT WHERE THIS AGREEMENT PROVIDES THAT THE DEPOSIT IS TO BE RETURNED TO PURCHASER, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED FOR ANY REASON EXCEPT (I) A DEFAULT UNDER THIS AGREEMENT ON THE PART OF SELLER OR (II) A TERMINATION OF THIS AGREEMENT PURSUANT TO ARTICLE 7, OR (III) THE FAILURE OF A CONDITION PRECEDENT IN SECTION 4.6, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT OR FAILURE TO CLOSE. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY INITIALING THIS SECTION, THE PARTIES ACKNOWLEDGE THAT THE NONREFUNDABLE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST PURCHASER IN THE EVENT THE CLOSING (AS DEFINED IN SECTION 4.1) DOES NOT OCCUR. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.6 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT OR THIRD PARTY CLAIMS ARISING OUT OF OR RELATING TO THIS CONTRACT OR THE PROPERTY. PURCHASER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD

THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

Seller’ Initial	/s/ MJH	Purchaser’s Initial	/s/ TMM

1.7           Title Company.

(a)           Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company for consummation of the purchase contemplated hereby (“Escrow”). Seller and Purchaser shall execute such supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement, provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time. In the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions signed by Purchaser and Seller, the terms of this Agreement shall control. Title Company shall hold and dispose of the Deposit and other funds and instruments delivered into Escrow in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Title Company hereunder are purely ministerial in nature and shall be expressly limited to the matters set forth in this Agreement.

(b)           Title Company shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.

(c)           Title Company shall execute this Agreement for the purpose of being bound by the provisions of this Agreement directing action by the Title Company.

ARTICLE 2
TITLE AND SURVEY

2.1           Title Inspection Period. Seller has delivered to Purchaser or will deliver to Purchaser (a) a current preliminary title report on the Real Property, accompanied by copies of all documents referred to in the report (collectively, the “Title Report”); and (b) any survey of the Real Property in Seller’s possession or control (the “Survey”). Purchaser shall have the right until forty-five (45) days after the delivery of the items specified in (a) and (b) above (the “Title Inspection Period”) to review the Title Report, tax bills and Survey. Purchaser shall be responsible for the costs of any new survey or survey update required in connection with the issuance of the Title Policy.

2.2           Title Examination. Purchaser shall notify Seller in writing (the “Title Notice”) prior to the expiration of the Title Inspection Period which exceptions to title (including survey matters), if any, will not be accepted by Purchaser. If Purchaser fails to notify Seller in writing of its disapproval of any exceptions to title by the expiration of the Title Inspection Period, Purchaser shall be deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have ten (10) days after receipt of the Title Notice to notify Purchaser (x) that Seller will remove such objectionable exceptions from title on or before the Closing (as defined in Section 4.1); or (y) that Seller elects not to cause such exceptions to be removed. If Seller gives Purchaser notice under clause (y) above, Purchaser shall have five (5) days in which to notify Seller that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder

(except for any indemnity obligations of either party pursuant to this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder.

2.3           Pre-Closing “Gap” Title Defects. After the Effective Date, Seller shall not knowingly create or permit the creation of any lien or encumbrance upon the Real Property not disclosed by the Title Report or revealed by the Survey which would survive the Closing (each such lien or encumbrance an “Intervening Lien”). If Seller or Purchaser receives notice of any Intervening Lien, such party shall notify the other party in within five (5) days of receipt of such notice (the “Gap Notice”). If either party sends a Gap Notice to the Other Party, then, without limiting any other rights of Seller or Purchaser pursuant to this Agreement, Purchaser and Seller shall have the same rights and obligations with respect to such notice, and Purchaser shall have the same right to terminate this Agreement, as in the case of a Title Notice under Section 2.2 hereof.

2.4           Permitted Exceptions. The Real Property shall be conveyed subject to the following matters, which are hereinafter referred to as the “Permitted Exceptions”: (a) those matters that either are not objected to in writing within the time periods provided in Sections 2.2 or 2.3 hereof, or if objected to in writing by Purchaser, are those subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property; (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing; (c) the standard printed exception in the Title Policy; and (d) items shown on the Survey and not objected to by Purchaser or waived by Purchaser in accordance with Section 2.2 or 2.3 hereof.

2.5           Payment of Monetary Liens. Notwithstanding anything to the contrary contained in this Agreement, the Permitted Exceptions shall not include and Seller shall cause to be removed from record at or before the Closing at Seller’s cost, any then existing monetary liens or encumbrances against the Property other than current, non-delinquent real property taxes and assessments.

2.6           Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Real Property, by execution and delivery of the Deed (as defined in Section 4.2(a) hereof). Evidence of delivery of such title shall be the issuance by the Title Company of an ALTA Coverage Owner’s Policy of Title Insurance (the “Title Policy”) covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions.

ARTICLE 3
REVIEW OF PROPERTY

3.1           Right of Inspection.

(a)           Seller has delivered or will deliver to Purchaser or, if such materials are voluminous will make available for Purchaser to inspect at Seller’s offices, all Due Diligence Materials in Seller’s possession or under Seller’s control. As used herein, the “Due Diligence Materials” shall mean all documents, records and files in Seller’s possession or under Seller’s control concerning the physical condition, operation, title, entitlement status, development, and use of the Property and all Intangibles relating to the Property in Seller’s possession or under Seller’s control, including, to the extent in Seller’s possession or control, the documents enumerated in the Due Diligence Checklist transmitted by Purchaser on May 29, 2007,but excluding Seller’s corporate records, internal memoranda, accounting and tax records and similar proprietary, confidential or privileged information. Purchaser shall have the right until the date that is sixty (60) days after the date all of the Due Diligence Materials are delivered or made available to Purchaser (the “Inspection Period”), to make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, and to examine the Due Diligence Materials. Seller shall notify Purchaser in writing on the date that it has delivered or made available the Due Diligence Materials.

(b)           Purchaser understands and agrees that any on-site inspections of the Property shall occur during normal business hours after twenty-four hours prior written or telephonic notice to Seller and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller. Seller reserves the right to have a representative present during any such inspections. At Seller’s option, Purchaser will furnish to Seller copies of any reports received by Purchaser relating to any inspections of the Property. Seller shall keep all such reports strictly confidential and shall comply with any other reasonable requirements regarding the disclosure or use of the reports provided by Purchaser.

(c)           In the event that Purchaser desires to conduct on site testing at the Property (“Invasive Testing”), Purchaser shall notify Seller of such desire and Purchaser shall perform such Invasive Testing in accordance with the terms of the Invasive Testing Requirements attached hereto as Exhibit D.

(d)           Except to the extent resulting from Seller’s or its agent’s, employee’s or contractor’s negligence or willful misconduct, Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants (other than matters arising as a result of discovery of existing conditions beneath the Property). Notwithstanding anything to the contrary in this Agreement, the obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

3.2           Environmental Reports. SELLER SHALL DELIVER TO PURCHASER ANY ENVIRONMENTAL REPORTS AND OTHER WRITTEN INFORMATION REGARDING ENVIRONMENTAL HAZARDS OR HAZARDOUS SUBSTANCES SPECIFICALLY PREPARED FOR SELLER WITH RESPECT TO THE PROPERTY (COLLECTIVELY, “ENVIRONMENTAL REPORTS”) IN ITS POSSESSION OR UNDER ITS CONTROL AND PURCHASER WILL ACKNOWLEDGE IN WRITING ITS RECEIPT OF SUCH REPORTS. ANY ENVIRONMENTAL REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

3.3           California Disclosure Report. Seller acknowledges that the Disclosure Statutes (hereinafter defined) provide that a seller of real property must make certain disclosures regarding certain natural hazards potentially affecting the real property, as more particularly provided therein. As used in this Agreement, “Disclosure Statutes” means, collectively, California Government Code Sections 8589.3, 8589.4 and 51183.5, California Public Resources Code Sections 2621.9, 2694 and 4136 and any other California statutes that require Seller to make disclosures concerning real property. Seller shall promptly order a Natural Hazard Disclosure Report for the Project (the “Natural Hazard Report”) and shall deliver the Natural Hazard Report to Purchaser promptly upon Seller’s receipt thereof. The Natural Hazard

Report shall be deemed part of the Due Diligence Materials. Purchaser hereby agrees as follows with respect to the Disclosure Statutes and the Natural Hazard Report: (i) the delivery of the Natural Hazard Report to Purchaser as provided above shall be deemed to satisfy all obligations and requirements of Seller under the Disclosure Statutes; (ii) Seller shall not be liable for any error or inaccuracy in, or omission from, the information in the Natural Hazard Report; (iii) the Natural Hazard Report is being provided by Seller for purposes of complying with the Disclosure Statutes and shall not be deemed to constitute a representation or warranty by Seller as to the presence or absence in, at or around the Project of the conditions that are the subject of the Disclosure Statutes.

3.4           Right of Termination. If for any reason whatsoever in Purchaser’s sole and absolute discretion Purchaser determines that the Property or any aspect thereof is unsuitable for Purchaser’s acquisition, Purchaser shall have the right to terminate this Agreement on or prior to the Approval Date. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice approving this Agreement on or prior to the Approval Date, then Purchaser shall be deemed to have elected to terminate this Agreement.

3.5           Tenancies. Seller shall deliver the Property to Purchaser at the Closing free and clear of any tenants or occupants of, or any rights or claims of occupancy to, the Property and with all major items of personal property removed.

ARTICLE 4
CLOSING

4.1           Time and Place.

(a)           The consummation of the transaction contemplated hereby (the “Closing”) shall be on the thirtieth (30th) day after the Approval Date or such earlier date as mutually approved by Seller and Purchaser (“Closing Date”).

(b)           If, for any reason the Closing does not occur on or before the Closing Date, as such date may be extended by, and only by, (i) mutual agreement of Purchaser or Seller, or (ii) in accordance with Article 7 of this Agreement, the obligations of the parties to buy and sell the Property shall terminate and each party shall have the rights and remedies set forth herein.

(c)           Non-recorded documents shall be deposited with Shartsis Friese LLP (“SF”), in escrow, and recorded documents shall be delivered to the Title Company as provided in this Agreement. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deed shall not be recorded until Seller receives confirmation of the wire number of the wired portion of the Purchase Price, adjusted by prorations as set forth herein.

4.2           Seller’s Deliveries.

(a)           Seller shall deliver to Title Company the original Grant Deed in the form attached hereto as Exhibit B (the “Deed”).

(b)           Seller shall deliver to SF, in escrow, two duly executed counterpart originals of an assignment of Seller’s interest in the Intangibles in the form attached hereto as Exhibit C (the “Assignment of Intangibles”).

(c)           Seller shall deliver to SF, in escrow, one duly executed counterpart original of a Bill of Sale for the Personal Property in the form attached hereto as Exhibit E.

(d)           Seller shall deliver to SF, in escrow, one duly executed counterpart original of a certificate updating Seller’s representations as of the Closing Date if there have been any changes in the representations since the Effective Date.

(e)           Seller shall deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

(f)            Seller shall deliver to Title Company a certificate stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and a State of California Form 593-W (collectively, the “Non-Foreign Affidavits”).

(g)           Seller shall deliver to Title Company a full release and reconveyance of all monetary encumbrances affecting the Property which are not to be paid out of the proceeds of the Closing (other than the lien of current, non-delinquent real property taxes and assessments) and any mechanics’ liens, and such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller.

(h)           On or before the Closing, Seller shall deliver to SF, in escrow, and/or Title Company as applicable, a closing statement reasonably acceptable to Seller duly executed by Seller. Purchaser and Seller shall cooperate in good faith with Title Company to prepare the final closing statement.

(i)            On or before the Closing, Seller shall deliver to SF, in escrow, and/or Title Company, as applicable, such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

(j)            Upon the Closing, Seller shall deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions and shall deliver to Purchaser the assigned Intangibles.

4.3           Purchaser’s Deliveries.

(a)           At least one (1) business day prior to the Closing, Purchaser shall wire transfer to Title Company the full amount of the Purchase Price, increased or decreased by the Deposit, prorations and adjustments as herein provided.

(b)           Purchaser shall deliver to SF, in escrow, two (2) duly executed counterpart originals of the Assignment of Intangibles.

(c)           Purchaser shall deliver to SF, in escrow, one duly executed counterpart original of a certificate updating Purchaser’s representations if there have been any changes in the representations since the Effective Date.

(d)           Purchaser shall deliver to Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

(e)           Purchaser shall deliver to SF, in escrow, and/or Title Company, as applicable, a closing statement reasonably acceptable to Purchaser duly executed by Purchaser.

(f)            Purchaser shall deliver to SF, in escrow and/or Title Company, as applicable, such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4           Credits, Prorations and Closing Deliveries.

(a)           All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Such prorated items shall include without limitation the following: (i) taxes and assessments levied against the Property; (ii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; provided however, that Seller may pay such utility charges directly to the utility provider; (iii) all amounts payable under assigned Intangibles; and (iv) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

(b)           Notwithstanding anything contained in Section 4.4(a) hereof, any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing.

(c)           Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration ninety (90) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Upon the parties’ acceptance and approval of any final proration statement, such statement shall be conclusively deemed to be accurate and final. The obligations of the parties with respect to such post-Closing reconciliations shall survive the Closing.

(d)           Upon the Closing, Title Company shall record the Deed in the Official Records of the County of Alameda with a conformed recorded copy to be delivered to Purchaser and Seller, fund the balance of the Deposit and Purchase Price to Seller, less any of Seller’s share of closing costs, as directed by Seller, deliver the originals of the Non-Foreign Status Affidavit to Purchaser, and deliver the other instruments and documents delivered through the Escrow to the applicable party.

4.5           Transaction Taxes and Closing Costs.

(a)           Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

(b)           Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses: (i) all County of Alameda documentary transfer taxes payable in connection with the recording of the Deed, (ii) all City of San

Leandro transfer taxes payable in connection with the recording of the Deed and (iii) the premium of the Title Policy and the cost of the survey.

(c)           Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction.

(d)           All costs and expenses incident to this transaction and the closing thereof not specifically described above, shall be paid in accordance with the custom of Alameda County.

4.6           Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)           Seller shall have delivered to SF, in escrow, or to Title Company all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b)           All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement);

(c)           Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

(d)           Title Company (or another nationally recognized title company) shall be unconditionally committed to issue to Purchaser upon the Closing the Title Policy (subject to only the Permitted Exceptions and with such endorsements as have been approved by Purchaser) in the form of the pro-forma policy or title commitment as have been agreed to by such Title Company and approved by Purchaser during the Title Inspection Period (or with respect to Gap Title Defects only, thereafter), a copy of which shall have been delivered to Seller.

4.7           Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)           Seller shall have received confirmation of the wiring of the Purchase Price, as adjusted as provided herein;

(b)           Purchaser shall have delivered to SF, in escrow, or to Title Company all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.3 hereof;

(c)           All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

(d)           Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1           Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 5.8 hereof:

(a)           Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware and is qualified to do business in the State of California. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so. No consent of any third party is required in order for Seller to perform any of its obligations hereunder. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)           Pending Actions. There is no pending, and Seller has no knowledge of any threatened action, suit, arbitration, government investigation or proceeding against Seller or any portion of the Property which, if adversely determined, could materially interfere with the consummation of the transaction contemplated by this Agreement or constitute an encumbrance against the Property. Seller has not received any notice of any pending or threatened proceeding for condemnation.

(c)           No Leases. There are no leases, licenses, subleases or occupancy agreements affecting in any manner any portion of the Property which will survive the Closing, and Seller has no knowledge of any oral agreements with anyone, including tenants, with respect to the occupancy of the Property, except as disclosed in writing to Purchaser.

(d)           No Conflict. Neither the execution and delivery of this Agreement by Seller, nor performance of any of its obligations hereunder, conflicts with, or will result in a breach under, (i) Seller’s organizational documents, (ii) any deed of trust, agreement, undertaking, instrument or document to which Seller is a party or by which any of Seller’s properties is bound, or (iii) any order or regulation of any court, regulatory body, administrative agency or government body.

(e)           No Violations. Except as otherwise provided in the Due Diligence Documents, to Seller’s knowledge, no written notice has been given by any governmental entity of any current violation of law, rule, regulation or codes that relates to the Property.

(f)            Title to Personal Property and Intangibles. Seller owns and shall transfer to Purchaser good and marketable title to the Personal Property and Intangibles, free and clear of any liens or encumbrances whatsoever.

(g)           Diligence Materials. Seller has or will deliver to Purchaser all the Due Diligence Materials in Seller’s possession or under Seller’s control. To Seller’s knowledge the Due Diligence Materials are true, accurate and complete copies of the documents that they purport to be.

(h)           Not Foreign Person. Seller is not a “foreign person” as defined in §1445 of the Internal Revenue Code of 1986, as amended (the “Code”), or under any similar sections of any similar laws of the State of California.

(i)            Taxes. Except for the amounts disclosed by the tax bills for all real property taxes and personal property taxes, and notices for any assessments or bonds relating to the Property provided by Seller to Purchaser, to Seller’s knowledge, no real property taxes have been assessed against the Property for the current tax year and no supplemental taxes or assessments will be levied against the Property, resulting from work, activities or improvements done to the Property by Seller.

5.2           Knowledge Defined. References to the “knowledge” of Seller shall refer only to the current actual knowledge of David McDonald, whom Seller represents is the employee of Seller who is most directly involved in the day to day oversight of the operations of the Property.

5.3           Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall not be deemed to be merged into the instruments of Closing and survive Closing for a period of one year after the date that Seller delivers possession of the Property to Purchaser. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one year period and an action shall have been commenced by Purchaser against Seller within thirty (30) days following the expiration of such one year period.

5.4           Covenants of Seller. From and after the Effective Date, Seller shall operate and maintain the Property in a manner consistent with past practice and shall maintain, or cause to be maintained, all Seller’s insurance policies relating to the Property. Seller shall not, on or after the Effective Date, without Purchaser’s prior written consent, (a) enter into any contract, lease or other agreement affecting the Property which would not be terminable at Closing, (b) amend, or grant any material consent or approval under, any existing contract, or other agreement affecting the Property which would not be terminable at Closing, or (c) create or allow the creation of any new lien or encumbrance on the Property that by its terms will not be terminable at the Closing.

5.5           Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

(a)           Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of the State of California and is qualified to do business in the State of California. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement (subject to Purchaser’s performance and approval of its due diligence inspections as set forth herein). The person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)           Pending Actions. There is no pending action, suit, arbitration, government investigation or proceeding against Purchaser or any portion of the Property which, if adversely determined, could materially interfere with the consummation of the transaction contemplated by this Agreement.

(c)           No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor performance of any of its obligations hereunder, conflicts with, or will result in a breach under, (i) Purchaser’s organizational documents, or (ii) any order or regulation of any court, regulatory body, administrative agency or government body.

5.6           Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.4 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one year. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one year period and an action shall have been commenced by Seller against Purchaser within thirty (30) days following the expiration of such one year period.

5.7           Notice of Changed Circumstances. If either party becomes aware of any fact or circumstance that would render any representation or warranty made by such party false or misleading, then such party (the “Disclosing Party”) shall immediately deliver to the other party a signed certificate identifying such representation and warranty and explaining the relevant change in facts or circumstances. If the Disclosing Party is Seller, Purchaser shall have the option to extend the Closing for a period of thirty (30) days, at which time Purchaser shall have the option to terminate the Agreement and recover the Deposit in full. If, notwithstanding the facts or circumstances described in such certificate, the Closing occurs, the Disclosing Party’s representations and warranties shall be deemed to have been modified by the facts and circumstances disclosed in such certificate, to the extent (but only to the extent) such facts and circumstances (a) occurred after the Effective Date and (b) were beyond the reasonable control of the Disclosing Party or expressly permitted by the terms of this Agreement.

ARTICLE 6

DEFAULT

6.1           Events of Default.

(a)           The following shall constitute a Default of Purchaser hereunder: (i) Purchaser defaults under any provision of this Agreement providing for the payment of money and such failure to pay continues for a period of five (5) days after receipt of notice of nonpayment; provided however that payments due on the Closing Date shall not be subject to notice or an opportunity to cure; (ii) Purchaser defaults under any other provision of this Agreement and such default is not cured for a period of ten (10) days after receipt of notice of such default; (iii) if at any time prior to Closing (a) there shall be filed by Purchaser in any court or with any governmental body pursuant to any statute either of the United States or of any state, a petition in bankruptcy or insolvency or a petition seeking to effect any plan or other arrangement with creditors or seeking the appointment of a receiver; or (b) a receiver, conservator or liquidating agent or similar person shall be appointed for all or a substantial portion of Purchaser’s property; or (c) Purchaser shall give notice to any person or governmental body of insolvency or suspension or pending suspension of its operations; or (d) a material, adverse change occurs in the financial condition of Purchaser or Purchaser shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

(b)           The following shall constitute a Default of Seller hereunder: (i) Seller defaults under any provision of this Agreement providing for the payment of money and such failure to pay continues for a period of five (5) days after receipt of notice of nonpayment; (ii) Seller defaults under any other provision of this Agreement and such default is not cured for a period of ten (10) days after receipt of notice of such default; (iii) if at any time prior to Closing (a) there shall be filed by Seller in any court or with any governmental body pursuant to any statute either of the United States or of any state, a petition in bankruptcy or insolvency or a petition seeking to effect any plan or other arrangement with creditors or seeking the appointment of a receiver; or (b) a receiver, conservator or liquidating agent or similar person shall be appointed for all or a substantial portion of Seller’s property; or (c) Seller shall give notice to any person or governmental body of insolvency or suspension or pending suspension of its operations; or (d) a material, adverse change occurs in the financial condition of Seller or Seller shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

6.2           Default by Purchaser. In the event Seller is not in Default hereunder and the sale of the Property as contemplated hereunder is not consummated on or before the Closing Date due to Purchaser’s Default hereunder (and not as a result of a failure of a condition precedent hereunder which Purchaser could not control using commercially reasonable efforts),and such Purchaser Default occurs after the Approval Date, Seller shall be entitled, as its sole and exclusive remedy under this Agreement, at law or in equity, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement in accordance with the provisions of Section 1.6 above, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

6.3           Default by Seller. In the event that Purchaser is not in Default hereunder and the sale of the Property as contemplated hereunder is not consummated on or before such date due to Seller’s Default hereunder (and not as a result of a failure of a condition precedent hereunder which Seller could not control using commercially reasonable efforts in which case Purchaser shall only be entitled to receive the return of the Deposit, which return shall operate to terminate this Agreement), if Purchaser does not waive such Default and Close, Purchaser shall be entitled, as its sole and exclusive remedy under this Agreement, at law or in equity, either (a) to receive the return of the Deposit (plus all accrued interest thereon), which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder or (b) to enforce specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with the terms of this Agreement. Purchaser shall be irrevocably deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date.

6.4           Recoverable Damages. In no event shall the provisions of this Article limit the damages recoverable by either party against the other party due to the other party’s express obligation to indemnify such party in accordance with this Agreement or the exhibits.

ARTICLE 7

RISK OF LOSS

7.1           Damage. In the event of loss or damage to the Property or any portion thereof which is not “Major” (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Purchaser’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If a casualty claim is assigned to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible damage amount under Seller’s insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof (provided that in the event of uninsured damage, such reduction in the Purchase Price shall equal the estimated cost of such repairs necessary to the portion of the Property which is to be incorporated into the development). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2           Major Damage. In the event of a “Major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Deposit plus all interest thereon shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within fifteen (15) days after Seller sends Purchaser written notice of the occurrence of such Major loss or damage (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller’s insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof (provided that in the event of uninsured damage, such reduction in the Purchase Price shall equal the estimated cost of such repairs). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3           Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “Major” loss or damage refers to the following: any loss due to a casualty or condemnation that is estimated to require repairs that will cost more than $400,000.00. The determination of “Major” loss or damage shall be made by an architect mutually reasonably approved by Purchaser and Seller.

ARTICLE 8

BROKERAGE COMMISSIONS

Upon closing, Seller shall pay the commission owing to CBRE which acted as agent for Seller and Purchaser in this transaction pursuant to a separate agreement between Seller and such entity. Each party hereto agrees that if any other person or entity makes a claim for brokerage commissions or finder’s fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys’ fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

ARTICLE 9

DISCLAIMERS AND WAIVERS

9.1           No Reliance on Documents. Except as expressly stated in this Agreement, Seller makes no representation or warranty as to the truth or accuracy of any materials, data or information delivered by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Except in the case of a breach of any express representation, warranty and covenant of Seller as set forth in this Agreement or in any of the documents to be executed and delivered by Seller at Closing, neither Seller, nor any affiliate of Seller shall have any liability to Purchaser for any inaccuracy in or omission from any materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. The provisions of this Article shall survive Closing or any termination of this Agreement.

9.2           AS-IS SALE; DISCLAIMERS; RELEASE.

(a)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)           PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS”, SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING.

(c)           PURCHASER ACKNOWLEDGES THAT THE IMPROVEMENTS MAY CONTAIN ASBESTOS CONTAINING MATERIALS (“ACM”) AND THAT A RELEASE OF ACM MAY HAVE OCCURRED ON, AT, OR ABOUT THE PROPERTY. PURCHASER SHALL CONDUCT ITS OWN INVESTIGATION WITH RESPECT TO SUCH ACM AND WAIVES, RELINQUISHES AND RELEASES, SELLER FROM ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION WHICH PURCHASER MAY HAVE AGAINST SELLER WITH RESPECT TO ACM, INCLUDING WITHOUT LIMITATION ANY AND ALL CAUSE OF ACTION UNDER OR WITH RESPECT TO CALIFORNIA HEALTH & SAFETY CODE SECTION 25359.7(A) OR TITLE 42 OF THE UNITED STATES CODE, SECTION 9601 ET SEQ., OR BOTH.

(d)           PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE

EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING.

(e)           EXCEPT WITH RESPECT TO (1) ANY BREACH OF ANY REPRESENTATION, WARRANTY AND/OR COVENANT OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, OR (2) ANY THIRD PARTY CLAIM TO THE EXTENT RELATING TO AN OCCURRENCE PRIOR TO THE CLOSING (OTHER THAN CLAIMS FOR WHICH PURCHASER IS REQUIRED TO INDEMNIFY SELLER PURSUANT TO THIS AGREEMENT), OR (3) ANY FRAUD BY SELLER: (A) UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND (B) PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

(f)            In the event the Closing occurs, Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs whatsoever, including attorneys’ and experts’ fees and costs and investigation and remediation costs, asserted by the Purchaser or any assignee affiliated with Purchaser (as distinct from a third party transferee which is not affiliated with Purchaser), or the partners, members, trustees, shareholders, directors or officers of any party owning a direct or indirect interest in Purchaser or any such affiliated assignee possessing at any time an ownership interest (whether direct or indirect) in the Property, arising from, relating to, or occasioned in any way by the physical condition of the Property, including, but not limited to, the presence of any hazardous materials on, in, under or about the Property, except for any liability of Seller for any breach of any representation or warranty set forth herein.

(g)           The release and indemnification set forth herein includes claims, liabilities and other matters of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, may materially affect Purchaser’s willingness to enter into the release and indemnification of the Seller. In this connection and to the fullest extent permitted by law, except to the extent of claims based on Seller’s fraud or intentional misrepresentation, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, loses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the release and indemnification set forth herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit the Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses, except for any liability of Seller for any breach of any representation or warranty set forth herein, or for fraud which liability shall survive the Closing only for the period set forth herein. In connection with the releases set forth in this Section,

Purchaser expressly waives the benefits of Section 1542 of the California Civil Code which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(h)           The provisions of this Section shall survive the Closing.

ARTICLE 10

MISCELLANEOUS

10.1         Reporting.

(a)           It is expressly agreed and understood that Seller shall have the right, in its sole and absolute discretion, to file this Agreement and information about it with the Securities and Exchange Commission, if Seller determines that such filing is necessary or advisable under the Securities Exchange Act of 1934, as amended (“SEC Filings”). Except as expressly permitted with respect to SEC Filings, prior to the Closing, any release to the public of confidential information with respect to the sale contemplated herein or any material terms set forth in this Agreement will be made only in the form approved by Purchaser and Seller.

(b)           If the purchase and sale of the Property pursuant hereto does not close for any reason, Purchaser shall return to Seller all agreements (excluding this Agreement), documents, studies, reports and other materials pertaining to the Property either delivered by Seller or Seller’s agents to Purchaser pursuant hereto, or obtained by or on behalf of Purchaser during Purchaser’s investigation of the Property; provided that neither the fact that the purchase and sale do not close nor the termination of this Agreement shall be regarded as confidential or subject to this section.

10.2         Assignment.

(a)           Subject to the provisions of this Section, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement upon notice to Seller to any entity controlled by Purchaser (“Permitted Assignee”) (for the purpose of this Agreement, control shall mean an entity in which Purchaser or McGrath owns at least a fifty-one percent (51%) interest or in which Purchaser or McGrath have at least a ten percent (10%) interest and the right to direct and control the management and operations of such entity). In the event Purchaser intends to assign its rights hereunder including to a Permitted Assignee, (a) Purchaser shall send Seller written notice of its request at least three (3) days prior to Closing, which request shall include the legal name and structure of the proposed assignee, and Purchaser shall also provide to Seller any other information respecting such proposed assignee that Seller may reasonably request, (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder.

10.3         Notices. Any notice pursuant to this Agreement shall be given in writing by reputable overnight delivery service with proof of delivery or personal delivery, and shall be deemed to have been given upon receipt or refusal to accept delivery sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	Simpson Manufacturing Co., Inc.
5956 West Las Positas Blvd.
Pleasanton, California 94588
Attention: Michael Herbert

with a copy to:	Alan J. Robin, Esq.
Shartsis, Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111

If to Purchaser:	Oakland Land Company, LLC
130 Webster, Suite 200
Oakland, California 94607
Attention: Terrence M. McGrath

with a copy to:	Daniel S. Krebs
Alliance Counsel LLP
80 E. Sir Francis Drake Blvd., Suite 1B
Larkspur, California 94939

10.4         Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any such change is sought.

10.5         Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.6         Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section shall survive Closing.

10.7         Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

10.8         Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.9         Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

10.10       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State California. Purchaser and Seller agree that the provisions of this Section shall survive the Closing or any termination of this Agreement.

10.11       Attorneys’ Fees; Waiver of Jury Trial.

(a)           In the event of any action or proceeding between Seller and Purchaser to enforce any provision of this Agreement, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision.

(b)           TO THE FULLEST EXTENT PERMITTED UNDER LAW, INCLUDING ANY LAWS ENACTED AFTER THE DATE OF THIS AGREEMENT, PURCHASER AND SELLER EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN THE EVENT OF LITIGATION BETWEEN THE PARTIES IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, LEASE, THE RELATIONSHIP OF THE PARTIES, THE PROPERTY, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS AGREEMENT OR ON TORT LAW (“CLAIM”). PURCHASER AND SELLER AGREE THAT THIS PARAGRAPH CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY WITHIN THE MEANING OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631(A)(2), AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY TO FILE THIS PARAGRAPH AND OR THIS AGREEMENT, AS REQUIRED, WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A WRITTEN CONSENT TO WAIVER OF JURY TRIAL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS AGREEMENT.

10.12       No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13       Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended to limit or define the text of any section or any subsection hereof.

10.14       Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto.

10.15       1031 Exchange Cooperation.

(a)           On condition that Purchaser receives written notice of its election to participate in a tax free exchange under §1031 of the Code at least ten (10) business days prior to the Closing Date, Purchaser agrees to reasonably cooperate with Seller’s efforts to integrate the transactions contemplated hereunder into a tax-deferred exchange under Section 1031 of the Code; provided, however, that in no event shall (a) Purchaser incur any additional cost, obligation or liability by reason of such exchange (including, without limitation, any responsibility or liability of any kind for the failure of such exchange to be consummated or to qualify for tax-deferred status under any federal or State law or rule and any damage calculated or related in any fashion to Seller’s lost tax benefits) or be required to hold title to any property, (b) the Closing be delayed, or (c) Seller be relieved of any of its agreements, or other obligations under this Agreement. Purchaser shall execute all amendments to this Agreement, escrow instructions pertaining to the exchange transaction and all other documents as may be necessary to carry out such an exchange, subject to the qualifications set forth above; provided however that Purchaser shall have the right to approve any and all such documents (which approval shall not be unreasonably withheld).

(b)           On condition that Seller receives written notice of its election to participate in a tax free exchange under §1031 of the Code at least ten (10) business days prior to the Closing Date, Seller agrees to reasonably cooperate with Purchaser’s efforts to integrate the transactions contemplated hereunder into a tax-deferred exchange under Section 1031 of the Code; provided, however, that in no event shall (a) Seller incur any additional cost, obligation or liability by reason of such exchange (including, without limitation, any responsibility or liability of any kind for the failure of such exchange to be consummated or to qualify for tax-deferred status under any federal or State law or rule and any damage calculated or related in any fashion to Purchaser’s lost tax benefits) or be required to hold title to any property, (b) the Closing be delayed, or (c) Purchaser be relieved of any of its agreements, or other obligations under this Agreement. Seller shall execute all amendments to this Agreement, escrow instructions pertaining to the exchange transaction and all other documents as may be necessary to carry out such an exchange, subject to the qualifications set forth above; provided however that Seller shall have the right to approve any and all such documents (which approval shall not be unreasonably withheld).

10.16       Time for Performance. Time is of the essence of this Agreement. As used in this Agreement, a “business day” shall mean a day that is not a Saturday, Sunday or recognized federal or state holiday. If the last date for performance by either party under this Agreement occurs on a day that is not a business day, then the last date for such performance shall be extended to the next occurring business day.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:	SIMPSON MANUFACTURING CO. INC.,
a Delaware corporation

By:	/s/ Michael J. Herbert	June 12, 2007
Name:	Michael J. Herbert
Title:	Chief Financial Officer

PURCHASER:
Oakland Land Company, LLC,
a California limited liability company

By:	/s/ Terrence M. McGrath
Name:	Terrence M. McGrath
Title:	Managing Member

Title Company executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to performance by the Title Company.

TITLE COMPANY:	FIRST AMERICAN TITLE INSURANCE
COMPANY

By:
Name:
Title:

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

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EXHIBIT B

FORM OF DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO AND

MAIL TAX STATEMENTS TO:

Attention:

(space above line for Recorder’s use only)

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES AS FOLLOWS:

Documentary Transfer Tax is not shown pursuant to Section 11932 of the California Revenue and Taxation Code, as amended.

FOR VALUE RECEIVED, SIMPSON MANUFACTURING CO. INC.,                                                                                    a Delaware corporation, grants to                                                 (“Grantee”), all that certain real property (the “Property”) situated in the City of San Leandro, County of Alameda, State of California, described on Exhibit A attached hereto and by this reference incorporated herein.

THE PROPERTY IS CONVEYED TO GRANTEE SUBJECT TO:

(a)           All liens, encumbrances, easements, covenants, conditions and restrictions of record, including any matters shown on any subdivision or parcel map affecting the Property; (b) All exceptions appearing in the policy of title insurance for the Property issued to the Grantee as of the date hereof; (c) All matters which would be revealed or disclosed in an accurate survey; and (d) A lien not yet delinquent for taxes for real property, and any general or special assessments against the Property.

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed dated as of                            , 2007.

SIMPSON MANUFACTURING CO. INC.,
a Delaware corporation

By:
Name:
Its:

[Attach acknowledgements and legal description]

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EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (the “Assignment”) is made as of the                                  day of                                    , 2007, between SIMPSON MANUFACTURING CO., INC., a Delaware corporation (“Assignor”)                                                          (“Assignee”).

Assignor is the owner of that certain real property located in the City of San Leandro, State of California, more particularly described in Exhibit A attached hereto (the “Property”). Assignor hereby assigns, transfers, sets over and conveys to Assignee all of Assignor’s right, title and interest, to the extent assignable, in, to and under any and all of the following, to wit: all existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property (“Intangibles”).

Assignee does hereby assume and agree to perform all of Assignor’s obligations under the Intangibles accruing with respect to the period from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or related to any breach or default in Assignee’s obligations hereunder.

Assignor shall remain liable for all of Assignor’s obligations under the Intangibles accruing with respect to the period prior to the date hereof. Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or related to any breach or default in Assignor’s obligations hereunder.

In the event of any action or proceeding between Assignor and Assignee to enforce any provision of this Assignment, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision.

This Assignment may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Assignment. Assignor and Assignee intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Assignment based on the form of signature.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, Assignor and Assignee have each executed this Assignment as of the date first written above.

ASSIGNOR:	SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Attach legal description—Exhibit A]

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EXHIBIT D

INVASIVE TESTING REQUIREMENTS

1.             License and Term of License.

A.            Seller hereby grants to Purchaser and its employees, agents, contractors and consultants (collectively, “Purchaser’s Consultants”), a license to enter upon, in and below the surface of the Property at reasonable times (the “License”) for the purpose of performing certain environmental and other inspections on or concerning the Property, which inspections may include: (i) research regarding the Property and surrounding parcels as is generally conducted in a Level I or Phase I environmental audit, surveying the Property, and conducting other inspections of the Property approved by Seller (the “Level One Investigation”); and (ii) such other invasive investigations and tests of the Property as may be reasonably approved by Seller, including the drilling of borings (including soil and gas samplings and indoor air samplings) to ascertain the level of hazardous materials (“Level Two Investigation”). The Level One Investigation and Level Two Investigation shall be sometimes collectively referred to herein as the “Investigation,” which Investigation and all related activities or events shall be limited and conducted as herein required, all at Purchaser’s sole cost and expense.

B.            Whenever Seller’s or Purchaser’s consent or approval is required pursuant to any provision of this License, such consent must be in writing and shall not be unreasonably withheld, conditioned or delayed and shall be given or denied with the reasons therefore within four (4) business days of request provided that the Due Diligence Period shall be extended one day for each day after such four (4) business day period that Seller has not responded.

C.            The term of the License shall terminate on termination of the Agreement.

D.            Purchaser shall obtain at its sole cost and expense all governmental permits and authorizations required by any governmental agencies for the Investigation. Purchaser shall comply with, and shall cause all of Purchaser’s Consultants to comply with, all applicable governmental laws, regulations and requirements in connection with the Investigation. Notwithstanding the foregoing, neither Purchaser nor Purchaser’s Consultants shall, with respect to any environmental matters relating to the Property, deliver documents to or otherwise provide information to any governmental entity or agency without first consulting with Seller regarding such requirement, except as may be required by court order or governmental subpoena.

E.             In the event that this Agreement is terminated, the contract with Purchaser’s Consultant shall, at Seller’s request and option and at Seller’s cost, be assigned to Seller.

2.             Investigation: Delivery of Plans and Specifications.

Prior to commencement of any Level Two Investigation, Purchaser shall provide Seller, its environmental and other engineers and consultants (collectively, “Seller’s Consultants”) with a complete set of plans, drawings and specifications (the “Plans”) that define the work to be performed on the Property pursuant to the Level Two Investigation. Purchaser shall not commence any Level Two Investigation unless Seller has approved the Plans, as modified, in writing. All work shall be done in accordance with the approved Plans and no change or modification shall be permitted without the prior written consent of Seller.

3.             Investigation: Diligent Prosecution of Work and Cooperation with Seller.

A.            The Investigation shall be diligently performed and prosecuted to completion in a manner that will not materially interfere with the operation or use of the Property.

B.            Neither Purchaser nor Purchaser’s Consultants shall enter the Property without providing reasonable prior notice to Seller. Seller shall have the right at Seller’s cost to be present during any part or all of the Investigation.

4.             Investigation: Removal of Equipment and Restoration of Property.

At such time as the Investigation or any portion thereof is completed, or any equipment or materials are no longer required to continue the Investigation, Purchaser shall, at Purchaser’s sole cost and expense, remove any and all equipment and materials used in conducting the Investigation and upon completion of the Investigation shall restore the Property to the condition existing prior to the Investigation. Purchaser shall dispose of all soil, gas, and groundwater samples obtained at, from or about the Property in compliance with law.

5.             Standard of Work Performed.

Purchaser agrees that the methods of performing the Investigation will conform to the highest standards of environmental and other appropriate consultants as applied by a firm of environmental or other appropriate consultants of national reputation specializing in work of the type involved in the area in which the Property is located and will comply with all federal, state and local laws, rules and regulations, and all other applicable requirements of any governmental agencies having jurisdiction over such matters. Additionally, where customary and appropriate, all soils, soil gas and water testing pursuant to the Investigation shall be performed by a laboratory approved by the Environmental Protection Agency and/or certified by the State of California. Purchaser shall provide Seller with a copy of all reports prepared in connection with Purchaser’s Phase II investigation including, without limitation, the results of all testings. If the Agreement is terminated, upon request, Purchaser will provide Seller with a copy of any other reports obtained in connection with the Property.

6.             Liens.

Purchaser shall keep the Property free and clear of all mechanics’, materialmen’s and other liens resulting from the Investigation or any of its other work under this License.

7.             Revocation of License.

The License shall be revocable in whole or in part by Seller immediately upon termination of the Agreement or upon notice from Seller to Purchaser that Purchaser has failed to comply with any provision of this License or the Agreement if Purchaser has not cured such failure within five (5) days following written notice.

8.             Indemnity.

To the extent permitted by law, except as provided below Purchaser shall protect, defend, indemnify and hold harmless Seller and Seller’s Consultants, and any employee or agent of Seller or Seller’s Consultants and each of them, against and from any and all claims, demands, causes of action, damages, costs, expenses, losses and liabilities, at law or in equity, of every kind or nature whatsoever, arising out of or related to the Investigation (other than discovery of existing conditions), Purchaser’s breach of this License or any negligent or tortious acts by Purchaser or Purchaser’s Consultants. The foregoing obligation shall not cover any claims, demands, causes of action, damages, costs, expenses, losses and liabilities, at law or in equity, which are attributable to, to the extent so attributable to (i) pre-existing adverse conditions affecting the Property, (ii) Seller’s or any of its employee’s, agent’s, consultant’s, invitee’s or tenant’s conduct, or (iii) Purchaser’s discovery of any information potentially having a negative impact on the Property.

9.             Insurance.

Purchaser agrees to purchase at its own expense and to keep in force during the term of any entry upon the Property pursuant hereto commercial general liability insurance, including public liability and property damage insurance in the amount of at least One Million Dollars ($1,000,000), combined single limit for personal injuries or death of persons or property damage occurring in or about the Property.

10.           No Presumption of Approval.

Nothing in this Agreement shall be deemed to create any duty by Seller or Seller’s Consultants, or their respective officers, employees or agents, arising from their review and/or approval of Purchaser’s plans, drawings, specifications, or from their physical inspection of the Investigation. Neither the review and approval by Seller or its agents of Purchaser’s plans, drawings and specifications nor physical inspection by Seller or its agents of the Investigation or any other work done under this Agreement shall be deemed a waiver of any rights Seller may have under this License or the Agreement.

EXHIBIT E

BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, SIMPSON MANUFACTURING CO., INC., a Delaware corporation (the “Seller”) does hereby sell and convey to                                             (the “Purchaser”) any and all of Seller’s right, title and interest in and to all tangible personal property located upon the land described in Exhibit “A” attached hereto and hereby made a part hereof (the “Land”) or within the improvements located thereon, including, without limitation, any and all appliances, furniture, tools and supplies, and other items of personal property owned by Seller (excluding cash and any software), used exclusively in the operation of the Land and improvements, as is, where is, and, except as expressly set forth in the Agreement, without warranty of title or use, and without warranty, express or implied, of merchantability or fitness for a particular purpose.

TO HAVE AND TO HOLD all of said personal property unto Purchaser, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the           day of                            , 2007.

SIMPSON MANUFACTURING CO., INC.,

a Delaware corporation

By:

Name:

Title:

[Attach legal description]

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